Exhibit 99.1

News Release

1401 Harbor Bay

Parkway

Alameda, CA 94502

PHONE 510 749 4200

FAX 510 749 6200

www.celera.com

Contact

David Speechly, Ph.D.

510.749.1853

David.Speechly@celera.com

FOR IMMEDIATE RELEASE

CELERA ANNOUNCES APPOINTMENT OF ALFRED MERRIWEATHER

AS CHIEF FINANCIAL OFFICER

ALAMEDA, CA – December 20, 2010 – Celera Corporation (NASDAQ:CRA) today announced the appointment of Alfred Merriweather as Senior Vice President and Chief Financial Officer of the Company, effective immediately. In this position, Mr. Merriweather will provide leadership to the Celera finance, investor relations and information technology functions, and will report to Kathy Ordoñez, Celera’s Chief Executive Officer.

Mr. Merriweather was previously Executive Vice President and Chief Financial Officer of Calypso Medical Technologies, Inc., and has more than 25 years of financial management experience including service as Chief Financial Officer in a number of laboratory service, medical technology, and life science companies.

Prior to joining Calypso Medical, Mr. Merriweather served as Chief Financial Officer of Monogram Biosciences, a publicly held molecular diagnostics company with revenues of over $60 million derived from HIV and oncology testing services. Mr. Merriweather held this position at Monogram Biosciences, and a predecessor company, ACLARA BioSciences, from 2001 until the acquisition of the company by Laboratory Corporation of America in 2009. Mr. Merriweather has also served as Chief Financial Officer of Symphonix Devices, Inc., a publicly held manufacturer of implantable devices, Lipomatrix, Inc., a privately held medical device company, and Laserscope, a publicly held manufacturer of surgical laser systems. Prior to his experience in the life science industries, he spent six years with Price Waterhouse in London, England and San Jose, California. Mr. Merriweather holds a Bachelor of Arts in economics and a Master of Arts, both from the University of Cambridge, United Kingdom.

“I am delighted that Alf has joined us as Chief Financial Officer,” said Ms. Ordoñez. “We look forward to making use of his experience in the laboratory service and device industries, and his proven financial and strategic skills.”

“I am excited about the opportunity to work with Kathy and the Celera management team to build value for the Company’s stockholders,” said Mr. Merriweather.

About Celera

Celera is a healthcare business delivering personalized disease management through a combination of products and services incorporating proprietary discoveries. Berkeley HeartLab, a subsidiary of Celera, offers services to predict cardiovascular disease risk and improve patient management. Celera also commercializes a wide range of molecular diagnostic products through Abbott and has licensed other relevant diagnostic technologies developed to provide personalized disease management in cancer and liver diseases. Information about Celera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.celera.com.

Copyright© 2010. Celera Corporation. All Rights Reserved. Celera is a registered trademark of Celera Corporation or its subsidiaries in the U. S. and/or certain other countries.